Exhibit 10.16

BITMINE IMMERSION TECHNOLOGIES, INC.

10845 Griffith Peak Dr. #2

Las Vegas, NV 89135

January 17, 2025

Innovative Digital Investors Emerging Technology, LP

10845 Griffith Peak Dr. #2

Las Vegas, NV 89135

Jonathan Bates

10845 Griffith Peak Dr. #2

Las Vegas, NV 89135

Re:	Transactions related to firm commitment offering

Dear Sirs:

This letter agreement is intended to memorialize our discussions regarding certain transactions that will take place at or immediately before consummation of a firm commitment offering (the “Offering”) of the common stock of Bitmine Immersion Technologies, Inc. (“Bitmine”) led by ThinkEquity LLC (“ThinkEquity”) as lead underwriter. The Offering is expected to be consummated for gross proceeds of up to $15 million, plus a potential 15% over-allotment option. It is also expected that the Offering will be consummated concurrently with or shortly after a reverse stock split on terms described in a Definitive Information Statement on Schedule 14C filed by Bitmine with the Securities and Exchange Commission (the “Split”), and simultaneously with the listing of Bitmine’s common stock on a national securities exchange (the “Listing”).

By their signatures hereto, Innovative Digital Investors Emerging Technology, LP (“IDI”) and Jonathan Bates (“Bates”), the CEO and chairman of Bitmine and a principal of IDI, hereby agree to effect the following transactions at the consummation of the Offering (collectively, the “Closing Transactions”):

1.	Bates owns 150,000 shares of Series A Convertible Preferred Stock of Bitmine, which are currently convertible into 7,500,000 shares of Bitmine common stock at the pre-Split conversion price of $0.20 per share. Bates agrees to convert all such shares into common stock of Bitmine at their conversion price as adjusted for the effects of the Split.

2.	IDI owns 303,966 shares of Series A Convertible Preferred Stock of Bitmine, which are currently convertible into 15,199,800 shares of Bitmine common stock at the pre-Split conversion price of $0.20 per share. IDI agrees to convert all such shares into common stock of Bitmine at their conversion price as adjusted for the effects of the Split.

3.	IDI owns 2,500 shares of Series B Convertible Preferred Stock of Bitmine, which are currently convertible into 12,500,000 shares of Bitmine common stock at the pre-Split conversion price of $0.20 per share. IDI agrees to convert all such shares into common stock of Bitmine at their conversion price as adjusted for the effects of the Split.

4.	IDI and Bitmine are parties to a Line of Credit Agreement (the “LOC Agreement”) originally entered into on October 19, 2022, as amended, which provides for loans of up to $2,350,000 to Bitmine. All amounts due under the LOC Agreement were due on December 1, 2024, subject to Bitmine’s right to six one-month extensions of the maturity date, each for an extension fee of $25,000. As of November 30, 2024, IDI was owed principal and interest of $1,875,000 and $376,321, respectively. Since November 30, 2024, Bitmine has made no payments on the loan, IDI has not made any additional loans thereunder, and the only changes in the amount due on the loan have been the accrual of interest and the assessment of a maturity extension fee of $25,000 on December 1, 2024, and January 1, 2025. IDI agrees that the debt due under the LOC Agreement will be satisfied as follows:

(a)	IDI agrees to convert $1,000,000 of the amount due under the LOC Agreement (excluding any extension fees accrued thereunder) into a new loan of $1,000,000 to Bitmine evidenced by a note issued by Bitmine (the “Note”) which bears interest at 12.5% per annum, provides for monthly payments of accrued interest only, and a balloon payment of all principal and interest due thereunder on December 1, 2026. The Note will be unsecured and will not be convertible into Bitmine common stock.

1

(b)	IDI agrees to exchange $600,000 of the amount due under the LOC Agreement for $597,584.25 of the amount due Bitmine from ROC Digital Mining I, LLC under a note dated October 13, 2022. IDI expressly acknowledges the forgiveness of $2,415.75 of the amounts due under the LOC Agreement to IDI by this assignment.

(c)	Any amounts remaining due under the LOC Agreement after the transactions described in subparagraphs (a) and (b) shall be exchanged for common shares of Bitmine at the public offering price in the Offering.

Bitmine and IDI expressly agree that the debt owed to IDI under the Note will be capped at $1,000,000 upon completion of the transactions referenced in 4(a) – (c) above, excluding any interest payments under the Note.

Until the consummation of the Closing Transactions, the debt due under the LOC Agreement shall continue to accrue interest and extension fees pursuant to the terms thereof.

The Closing Transactions are subject to the consummation of the Offering for gross proceeds of an amount that results in the final approval of the Listing.

The Closing Transactions described herein shall be effectuated by, and evidenced by, legal documents reasonable and customary for such transactions, provided that such documents shall be subject to the prior approval of IDI, Bates, and Bitmine. Bitmine will pay the legal costs of preparation of any documents necessary to effect the Closing Transactions.

The Closing Transactions are subject to the approval of the disinterested members of the board of directors of Bitmine, and Bitmine agrees to promptly seek their approval.

Nothing herein shall be deemed to waive, modify or amend the terms of that Agreement between Bitmine and ThinkEquity dated November 27, 2024, or any subsequent underwriting agreement executed by Bitmine and ThinkEquity relating to the Offering, and to the extent there is a conflict between such other agreements and this letter agreement, the terms of such other agreements shall prevail. ThinkEquity is an intended third-party beneficiary of this letter agreement.

Please indicate your agreement to this letter agreement by executing a copy of this letter in the space indicated below.

BITMINE IMMERSION TECHNOLOGIES, INC.
/s/ Jonathan Bates
Jonathan Bates, CEO

Agreed to:

INNOVATIVE DIGITAL INVESTORS EMERGING TECHNOLOGY, LP By: Innovative Digital Investors, LLC, its general partner
/s/ Jonathan Bates	/s/ Jonathan Bates
By: Jonathan Bates, Managing Member	By: Jonathan Bates, Individually

Cc: ThinkEquity LLC, 17 State Street, 41st Floor, New York, NY 10004

2